FOURTH AMENDMENT AND WAIVER

         FOURTH AMENDMENT AND WAIVER (the "Amendment"), dated as of February 15, 2000, among INACOM CORP., a Delaware corporation (the "Borrower"), the Banks party to the Credit Agreement referred to below, IBM CREDIT CORPORATION, as Documentation Agent, BANQUE NATIONALE DE PARIS, as Syndication Agent and DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement referred to below.

                                    RECITALS

                  WHEREAS, the Borrower, the Banks, the Documentation Agent, the Syndication Agent and Administrative Agent are parties to a certain Credit Agreement, dated as of April 9, 1999 (as amended, modified or supplemented through, but not including, the date hereof, the "Credit Agreement") pursuant to which the Banks have agreed to extend credit to the Borrower; and

                  WHEREAS, the Borrower has requested that the undersigned Banks provide certain waivers, and the parties hereto have agreed to amend the Credit Agreement, in each case on the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1.       Waiver.
                  ------

                  (a) The Banks  hereby  waive any Event of Default  pursuant to
Section 9.04 of the Credit Agreement that has occurred as a result of any termination, liquidation, unwind or similar event under the Amended and Restated Nesbitt Burns Receivables Purchase Facility.

                  (b) The Banks hereby waive compliance with the covenant contained in Section 8.14(ii) of the Credit Agreement to the extent that there is an increase in the collateralization under the IBM Inventory Finance Facility pursuant to Section 8.03(r) of the Credit Agreement.

         2.       Amendments.
                  ----------

                   (a) Section 6.10(c) of the Credit Agreement is hereby amended to read in its entirety at follows:

                  "(c) Since November 27, 1999, nothing has occurred that has had or could reasonably be expected to have a Material Adverse Effect (it being understood that the Banks acknowledge having been informed by the Borrower that (i) the Borrower incurred an EBITDA loss during January, 2000 of approximately $23,000,000, (ii) the Borrower intends to take two charges in the fourth quarter of fiscal year 1999, one of which is expected to be a $100-150 million special charge which will be primarily non-cash, and the other of which is expected to relate to a $80-100 million write-off of accounts receivable, and (iii) the Borrower is currently experiencing strained relations with its vendors as a result of its liquidity problems)."

                   (b) Section 7 of the Credit Agreement is hereby amended by inserting at the end thereof the following new Section 7.15:

                  "7.15 Lock-Box Arrangement. Within 60 days following the Fourth Amendment Effective Date, (i) the Borrower and its Subsidiaries shall enter into a lock-box arrangement with one or more lock-box banks relating to all of their receivables subject to the Security Documents, which arrangement (and the documentation governing such arrangement) shall be reasonably satisfactory in form and substance to the Collateral Agent and (ii) all lock-box banks shall enter into agreements with the Collateral Agent relating to all amounts deposited into the respective lock-box account on terms and conditions reasonably satisfactory to the Collateral Agent."

                  (c) Section 8.03 of the Credit  Agreement is hereby amended by
(i) deleting the word "and" contained at the end of clause (p) thereof, (ii) deleting the period appearing at the end of clause (q) thereof and inserting "; and" in lieu thereof and (iii) inserting therein immediately following clause
(q) thereof the following clause (r):

                           "(r) (i) Liens on the assets  subject to the Security
                  Documents in favor of the lenders under the Compaq Credit Facility, provided that such Liens shall be subordinated (on a passive or "silent" basis) to the Liens on such assets in favor of the Secured Creditors and (ii) Liens on the assets subject to the Security Documents in favor of the lenders under the IBM Inventory Finance Facility, provided that such Liens shall be subordinated (on a passive or "silent" basis) to the Liens on such assets in favor of the Secured Creditors and the lenders under the Compaq Credit Facility (to the extent there are outstanding loans under such Facility) (it being understood and agreed that the Liens permitted under this clause (r) may be created pursuant to the Security Documents (as a result of amendments thereto or amendments and restatements thereof) or other security agreements and related intercreditor agreements, in each case in form and substance reasonably satisfactory to the Collateral Agent)."

                  (d) Section 8.04 of the Credit  Agreement is hereby amended by
(i) deleting the word "and" contained at the end of clause (l) thereof, (ii) deleting the period appearing at the end of clause (m) thereof and inserting "; and" in lieu thereof and (iii) inserting therein immediately following clause
(m) thereof the following new clause (n):

                           "(n)  Indebtedness  incurred  pursuant  to the Compaq
                  Credit Facility in an aggregate principal amount not to exceed $55,500,000."

                  (e) Section 8.06(iv) of the Credit Agreement is hereby amended by inserting therein, immediately following the phrase "in an amount" appearing therein, the phrase "(net of income taxes)".

                  (f) Section 8.09 of the Credit Agreement is hereby amended to read in its entirety as follows:

                           "8.09 Net Worth.  The  Borrower  shall not permit Net
                  Worth at any time to be less than the sum of (i) $185,000,000 plus (ii) 75% of net income, if positive for the period from and after December 25, 1999 to the last day of the then most recently ended fiscal quarter, plus (iii) 100% of the aggregate Net Issuance Proceeds received by the Borrower from the issuance or sale of its capital stock (including any preferred stock) from and after the Fourth Amendment Effective Date, plus (iv) 100% of the principal amount of any Indebtedness (including, without limitation, any Subordinated Debt and the Trust Preferred Related Subordinated Debt), which is converted into equity after the Fourth Amendment Effective Date (in each case on and after the date of such conversion); such covenant to be calculated as of the end of each fiscal quarter."

                  (g) Section 8.11 of the Credit Agreement is hereby amended to read in its entirety as follows:

                          "8.11  Leverage  Ratios.  (a) The  Borrower  shall not
                  permit the ratio of (a) the aggregate principal amount of Funded Senior Debt outstanding at any time of the Borrower and its Subsidiaries to (b) EBITDA for the Test Period then most recently ended to exceed (i) at any time on and after the last day of the Borrower's fiscal quarter ending on or about March 31, 2001 to but excluding the last day of the Borrower's fiscal quarter ending on or about June 30, 2001, 2.15:1.00, and (ii) at any time thereafter, 1.95:1.00.

                          (b) The Borrower shall not permit the ratio of (a) the
                  aggregate principal amount of Funded Debt outstanding at any time of the Borrower and its Subsidiaries to (b) EBITDA for the Test Period then most recently ended to exceed (i) at any time on and after the last day of the Borrower's fiscal quarter ending on or about March 31, 2001 to but excluding the last day of the Borrower's fiscal quarter ending on or about
                  June 30, 2001, 5.20:1.00, and (ii) at any time thereafter, 4.65:1.00."

                  (h) Section 8.12 of the Credit Agreement is hereby amended to read in its entirety as follows:

                           "8.12 EBITDA to Interest  Expense Ratio. The Borrower
                  shall not permit the ratio of EBITDA for any Test Period set forth below to Interest Expense for such Test Period to be less than the ratio set forth opposite such Test Period below:

                  Test Period ending on or about                       Ratio
                  ------------------------------                       -----
                     March 31, 2001                                   5.50:1.00
                     Thereafter                                       6.00:1.00


                  (i) Section 8.10 of the Credit Agreement is hereby amended by deleting the ratio "1.00:1.00" appearing therein and by inserting in lieu thereof the ratio "0.95:1.00".

                  (j) Section 8.14 of the Credit  Agreement is hereby amended by
(i) deleting the word "or" appearing at the end of clause (iii) thereof, (ii) deleting the period appearing at the end of clause (iv) thereof and inserting "; or" in lieu thereof and (iii) inserting therein the following new clause (v) immediately following clause (iv) thereof:

                           "(v)  amend,  modify,  or  permit  the  amendment  or
                  modification of, any provision of the Compaq Credit Facility."

                  (k) Section 8.24 of the Credit Agreement is hereby amended to read in its entirety as follows:

                           "8.24  Minimum  EBITDA.  The Borrower will not permit
                  EBITDA for the fiscal quarter ending on or about each date set forth below to be less than the amount set forth opposite such fiscal quarter below:

               Fiscal Quarter Ending on or about                        Amount
               ---------------------------------                        ------
              June 30, 2000                                        ($20,000,000)
              September 30, 2000                                   ($ 6,000,000)
              December 31, 2000                                     $ 7,000,000
              March 31, 2001                                        $15,000,000"

                  (l) Section 8.26 of the Credit Agreement is hereby amended to read in its entirety as follows:

                           "8.26  Maximum  Funded Debt.  The  Borrower  will not
                  permit the aggregate principal amount of Funded Debt of the Borrower and its Subsidiaries outstanding at any time during any fiscal quarter ending on or about a date set forth below to exceed the amount set forth opposite such fiscal quarter below:

               Fiscal Quarter Ending on or about                        Amount
               ---------------------------------                        ------
               March 31, 2000                                      $600,000,000
               June 30, 2000                                       $575,000,000
               September 30, 2000                                  $525,000,000
               December 31, 2000                                   $500,000,000
               March 31, 2001                                      $450,000,000"

                 (m) Section 8 of the Credit Agreement is hereby further amended by inserting at the end thereof the following new Section 8.27:

                           "8.27  Trust  Preferred  Securities.  Notwithstanding
                  anything to the contrary contained in this Agreement (including, without limitation, in Section 8.06 hereof), the Borrower will not, and will not permit any of its Subsidiaries (including, without limitation, Vanstar Corporation) to make any interest payments on any Trust Preferred Related Subordinated Debt in cash, and the Borrower will take or cause its Subsidiaries to take all action necessary under Section 312 of the indenture governing the Trust Preferred Related Subordinated Debt to defer the obligation to pay such cash interest; provided that the Borrower or its respective Subsidiaries may make such cash interest payments any time after January 1, 2001, if at the time of such payment (i) all commitments under the Compaq Credit Facility have been terminated and all outstanding amounts thereunder have been paid in full, (ii) no Default or Event of Default shall exist or result therefrom, (iii) the Borrower shall be in compliance with Section 8.25 of this Agreement (determined for this purpose only without giving effect to clause (iv) of the definition of Borrowing Base) and (iv) for the most recently ended four consecutive quarter period ending prior to such payment, (A) EBITDA less (B) Interest Expense less (C) the proposed cash interest payment to be made on the Trust Preferred Related Subordinated Debt (determined as if such payment was made during such period) is greater than 0."

                  (n) Section 9 of the Credit Agreement is hereby amended by (i) inserting the word "or" at the end of Section 9.12 thereof and (ii) inserting therein immediately following Section 9.12 thereof the following new Section 9.13:

                           "9.13 Compaq Agreements." (a) Compaq shall default in
                  the observance or performance of or deny or disaffirm its obligations under the Compaq Commitment Letter and Term Sheet or, after the execution thereof, the Compaq Credit Facility or
                  (b) the Compaq Commitment Letter and Term Sheet shall expire or terminate other than as a result of the execution of the Compaq Credit Facility;".

                  (o) The definition of the term "Applicable Margin" contained in Section 10 of the Credit Agreement is hereby amended by inserting the following phrase immediately following the phrase "then in effect," appearing therein:

                  ", provided that on and after January 1, 2001 each of the percentages set forth below (other than the Commitment Fee percentage) shall be increased by 0.25%".

                  (p) The definition of the term  "Borrowing  Base" contained in
Section 10 of the Credit Agreement is hereby amended to read in its entirety as follows:

                           "Borrowing  Base" shall mean, as at any date on which
                  the amount thereof is being determined, an amount equal to the sum of (i) 60% of Eligible Inventory, plus (ii) 85% of Eligible Receivables plus (iii) 50% of the outstanding principal amount of the Nesbitt Burns Residual Notes, each as determined from the Borrowing Base Certificate most recently delivered pursuant to Section 7.01(l) plus (iv) for the period (and only for the period) from the Fourth Amendment Effective Date to and including September 30, 2001, $25,000,000."

                  (q) Section 10 of the Credit Agreement is hereby further amended by inserting therein the following new defined terms in appropriate alphabetical order:

                           "Compaq" shall mean Compaq  Computer  Corporation,  a
                  corporation organized under the laws of the State of Delaware.

                           "Compaq  Commitment Letter and Term Sheet" shall mean
                  the Commitment Letter, dated February 15, 2000, between the Borrower and Compaq, together with the Summary of Terms and Conditions attached thereto.

                           "Compaq  Credit  Facility"  shall  mean  that  credit
                  agreement and related guaranties and ancillary documents entered into by the Borrower, the Subsidiary Guarantors and Compaq, having terms and conditions substantially the same as those set forth in the Compaq Commitment Letter and Term Sheet (and as to matters not covered by the Compaq Commitment Letter and Term Sheet, having terms and conditions that are reasonably satisfactory to the Administrative Agent), as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof and hereof.

                           "Fourth  Amendment  Effective  Date"  shall  mean the
                  Amendment Effective Date under, and as defined in, the Fourth Amendment and Waiver, dated as of February 15, 2000, to this Agreement.

         3.       Representations and Warranties. The Borrower hereby represents
                  ------------------------------
and warrants to the Administrative Agent and the Banks that:

                  (a) After   the effectiveness of this Amendment, no Default or
Event of Default has occurred and is continuing.

                  (b) The execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person in order to be effective and enforceable. The Credit Agreement as amended by this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its respective terms.

                  (c) All representations and warranties of the Borrower contained in the Credit Agreement or in the other Credit Documents are true and correct as of the date hereof and as of the Amendment Effective Date with the same effect as though made on the date hereof or thereof and as though applied to the Credit Agreement as herein amended.

                  (d) The Borrower is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Administrative Agent and the Banks or any other Person.

         4. Amendment Effective Date. This Amendment shall become effective as of the date (the "Amendment Effective Date") when (i) counterparts (or if elected by the Administrative Agent, an executed facsimile copy) of this Amendment have been executed and delivered to the Administrative Agent by the Borrower and the Required Banks, and each Subsidiary Guarantor shall have executed and delivered to the Administrative Agent a Guarantor Acknowledgment and Consent (the "Acknowledgment") in the form attached hereto, (ii) the Commitment Letter from Compaq to the Borrower, substantially in the form of the 2/15/00 draft distributed to the Banks, shall have been executed by the Borrower and Compaq and shall be in full force and effect, (iii) the asset sale contemplated by the Compaq Asset Purchase Agreement (as defined in the Third Amendment and Waiver) shall have been consummated substantially on the same terms set forth in the 12/30/99 draft of such Agreement delivered to the Administrative Agent (as amended by the first amendment thereto substantially in the form of the 2/10/00 draft of such amendment delivered to the Administrative Agent) and (iv) all accrued but unpaid fees, costs and disbursements of White & Case LLP, counsel to the Administrative Agent, incurred in connection with the Credit Agreement shall have been paid in full.

         5. Reservation of Rights. The Borrower acknowledges and agrees that the execution and delivery by the Administrative Agent and the Banks of this Amendment shall not be deemed (i) to create a course of dealing or otherwise obligate the Administrative Agent or the Banks to forebear or execute similar amendments under the same or similar circumstances in the future, or
(ii) to amend, relinquish or impair any right of the Administrative Agent or the Banks to receive any indemnity or similar payment from any Person or entity as a result of any matter arising from or relating to this Amendment.

          6.      Miscellaneous.
                  -------------

                  (a) Except as herein expressly amended, all terms, covenants and provisions of the Credit Agreement are and shall remain in full force and effect and all references therein to such Credit Agreement shall henceforth refer to the Credit Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Credit Agreement.

                  (b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

                  (c) This Amendment shall be governed by and construed in accordance with the law of the State of New York.

                  (d) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other documents required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Administrative Agent of a facsimile transmitted document purportedly bearing the signature of a Bank or the Borrower shall bind such Bank or the Borrower, respectively, with the same force and effect as the delivery of a hard copy original. Any failure by the Administrative Agent to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document of the party whose hard copy page was not received by the Administrative Agent.

                  (e) This Amendment, together with the Credit Agreement and the Credit Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in accordance with the provisions of
Section 12.12 of the Credit Agreement.

                  (f) If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Credit Agreement, respectively.

                  (g) The Borrower covenants to pay to or reimburse the Administrative Agent, upon demand, for all reasonable costs and expenses (including allocated costs of in-house counsel) actually incurred by the Administrative Agent in connection with the development, preparation, negotiation, execution and delivery of this Amendment.

                  (h) The Borrower (and each Guarantor by execution of the Acknowledgment) confirms that the Security Documents secure the Obligations under the Credit Agreement as amended hereby. Each Guarantor by execution of the Acknowledgment confirms that the Subsidiary Guaranty applies to all Obligations under the Credit Agreement as amended hereby.

                  (i) The undersigned Banks each hereby consent to the amendment and/or modification to the Security Documents and/or the execution of any other security agreements and intercreditor agreements to incorporate terms and conditions of the Credit Agreement as amended by this Amendment, in each case on such terms and conditions as shall be satisfactory to the Collateral Agent.

                                      * * *

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

                                   INACOM CORP.

                                   By: /s/ Thomas Fitzpatrick
                                   Title: Executive Vice President and
                                          Chief Financial Officer


                                   DEUTSCHE BANK AG, NEW YORK
                                   BRANCH, as Administrative Agent

                                   By: /s/ Robert Wood
                                   Title: Director

                                   By: /s/ Ira Lubinsky
                                   Title: Vice President


                                   DEUTSCHE BANK AG, NEW YORK
                                   BRANCH AND/OR CAYMAN ISLAND BRANCH

                                   By: /s/ Robert Wood
                                   Title: Director

                                   By: /s/ Ira Lubinsky
                                   Title: Vice President


                                   IBM CREDIT CORPORATION, Individually and as
                                   Documentation Agent

                                   By: /s/ Sal Grasso
                                   Title: Manager of Credit Operations


                                   BANQUE NATIONALE DE PARIS,
                                   Individually and as Syndication Agent


                                   By:
                                   Title:

                                   By:
                                   Title:


                                   COMERICA BANK

                                   By: /s/ Timothy O'Rourke
                                   Title: Vice President


                                   CREDIT LYONNAIS
                                   CHICAGO BRANCH

                                   By:
                                   Title:


                                   THE BANK OF NOVA SCOTIA

                                   By: /s/ F. C. B. Ashby
                                   Title: Senior Manager Loan Operations


                                   U.S. BANK NATIONAL ASSOCIATION

                                   By: /s/ Merryll M. Hales
                                   Title: Vice President


                                   FLEET NATIONAL BANK

                                   By:
                                   Title:


                                   MERCANTILE BANK, N.A.

                                   By: /s/ Joseph L. Sooter, Jr.
                                   Title: Vice President


                                   ABN AMRO BANK, N.V.

                                   By: /s/ Lee-Lee Miao
                                   Title: Group Vice President

                                   By: /s/ Paul S. Faust
                                   Title: Vice President


                                   TRANSAMERICA COMMERCIAL
                                   FINANCE CORPORATION

                                   By:
                                   Title:


                                    ML CLO XIX STERLING (CAYMAN) LTD.

                                    By:
                                    Sterling Asset Manager, L.L.C.,
                                    as its Investment Advisor
                                    Title:


                                   FINOVA CAPITAL CORP.

                                   By:
                                   Title:


                                   FIRST NATIONAL BANK OF OMAHA

                                   By: /s/ Charles H. Fries, Jr.
                                   Title: Senior Vice President

                     GUARANTOR ACKNOWLEDGMENT AND CONSENT

         The undersigned, each a guarantor or third party pledgor with respect to the Borrower's obligations to the Administrative Agent and the Banks under the Credit Agreement, each hereby (i) acknowledge and consent to the execution, delivery and performance by the Borrower of the foregoing Fourth Amendment and Waiver to Credit Agreement (the "Amendment"), and (ii) reaffirm and agree that the respective guaranty, third party pledge or security agreement to which the undersigned is party and all other documents and agreements executed and delivered by the undersigned to the Administrative Agent and the Banks in connection with the Credit Agreement are in full force and effect, without defense, offset or counterclaim. (Capitalized terms used herein have the meanings specified in the Amendment).

                                   GUARANTORS

                                  INACOM TENNESSEE, INC.
                                  INACOM COMMUNICATIONS, INC.
                                  INACOMP FINANCIAL SERVICES, INC.
                                  INACOM INTERNATIONAL, INC.
                                  INACOM SOLUTIONS, INC.
                                  PERIGEE COMMUNICATIONS, INC.
                                  GORHAM CLARK, INC.
                                  KURE ASSOCIATES, INC.
                                  NETWORKS, INC.
                                  BOSTON COMPUTER EXCHANGE
                                  CORPORATION
                                  PC TECHNICAL SERVICES, INC.
                                  INACOM PROFESSIONAL SERVICES, INC.
                                  INACOM FINANCE CORP.
                                  OFFICE PRODUCTS OF MINNESOTA, INC.
                                  VANSTAR CORPORATION
                                  INACOM LATIN AMERICA
                                  COMPUTERLAND INTERNATIONAL DEVELOPMENT, INC.
                                  COMPUTER PORT WORLD TRADE, INC.
                                  VANSTAR INTERNATIONAL CORPORATION
                                  VST WEST, INC.
                                  VST ILLINOIS, INC.
                                  VSTNC, INC.
                                  CIAND TEX, INC.
                                  INACOM GOVERNMENT SYSTEMS, INC.
                                  CONTRACT DATA, INC.
                                  COMPUTER PROFESSIONALS, INC.
                                  VANSTAR PROFESSIONAL TECHNICAL RESOURCES, INC.


Dated as of:  February 15, 2000   By:
                                  Title: